SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

October 7, 2002

CHARTER ONE FINANCIAL, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	001-15495	34-1567092
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1215 Superior Avenue, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (216) 566-5300

NEXT PAGE

ITEM 9. REGULATION FD DISCLOSURE.

            On October 7, 2002, Charter One Financial, Inc. issued the press release set forth below:

News Release

CONTACT:  ELLEN BATKIE  (800) 262-6301

CHARTER ONE ANNOUNCES EARNINGS EXPECTATIONS FOR THIRD QUARTER 2002

CLEVELAND, Ohio, October 7, 2002 -- Charter One Financial, Inc. (NYSE:CF) announced today that it expects third quarter 2002 net income to be consistent with the most recent First Call consensus estimate of $.60 to $.62 per diluted common share. Management also cited strong growth in retail deposits and loan originations, particularly in non single-family products. The Company also expects net chargeoffs for the quarter will be within the previously indicated range of $20 to $25 million.

As previously released, Charter One will announce third quarter earnings after the market closes on October 21, 2002, and the quarterly conference call is scheduled for October 22, 2002 at 10:00 a.m. The dial-in number is (888) 428-4473 and the event name is "Charter One 3rd Quarter 2002 Earnings". A replay of the call will be available until 10/31/02 by dialing (320) 365-3844 and using the access code 653553. The call will also be available on the Company's website, www.charterone.com.

Company profile - Charter One has $39 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has 461 branch locations in Ohio, Michigan, New York, Illinois, Massachusetts, and Vermont. The Company's diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases and investor presentations, investors are directed to Charter One's web site: www.charterone.com.

Forward-Looking Information
This release contains certain estimates of future operating trends for Charter One Financial, Inc., as well as estimates of financial condition and earnings, operating efficiencies, revenue creation, lending origination, loan sale volumes, charge-offs and loan loss provisions. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) revenue growth is lower than expected; (2) competitive pressures among depository institutions increase significantly; (3) changes in the interest rate environment reduce interest margins; (4) general economic conditions, either nationally or in the states in which the Company does business, are less favorable than expected; and (5) legislation or regulatory changes adversely affect the businesses in which the Company is engaged. Other factors that may affect these statements are identified in previous filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

CHARTER ONE FINANCIAL, INC.

Date: October 7, 2002	By: /s/ Richard W. Neu Richard W. Neu Executive Vice President and Chief Financial Officer